Exhibit 21.1

Subsidiaries

Name	Jurisdiction

RPT Realty, Inc.	Michigan
RPT Realty, L.P.	Delaware
Ramco Lion LLC	Delaware
Ramco/Lion Venture L.P.	Delaware